INVESCO AIM  MANAGEMENT GROUP, INC. AND AIM FUNDS
                                 CODE OF ETHICS

                        (ORIGINALLY ADOPTED MAY 1, 1981)
                      (AMENDED EFFECTIVE JANUARY, 1, 2009)


Invesco Aim Management Group, Inc., Invesco Aim Advisors, Inc., Invesco Aim Capital Management, Inc., Invesco Aim Private Asset Management, Inc. ("IAPAM"), Invesco Aim Distributors, Inc., and all of their wholly owned and indirect subsidiaries (together, "Invesco Aim") have a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of Invesco Aim's investment company Clients take precedence over the personal interests of Covered Persons. Capitalized terms used herein, and not otherwise defined, are defined at the end of this document

This Code of Ethics ("the Code") applies to all:

   o  Employees of  Invesco Aim;

   o  Employees of any   Invesco  Aim  affiliates  that, in connection with
      their duties, obtain or are determined by the Compliance Department to have access to any information concerning recommendations being made by Invesco Aim to any of its Clients ("access persons"); and

   o  AIM Funds Trustees.

I.  STATEMENT OF FIDUCIARY PRINCIPLES

The following fiduciary principles govern Covered Persons.

     o the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

     o  all personal securities  transactions  must be conducted consistent with this Code and in a manner to avoid any abuse of an individual's position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. It does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

Section 5 of this Code generally addresses sanctions for violations of this Code; certain sections of this Code specifically address sanctions that apply to violations of those sections.


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Invesco Aim Code of Ethics Edited (Amended February 16, 2006) for June 2008
Board Approval

   II. LIMITS ON PERSONAL INVESTING

    A. COMPLIANCE WITH LAWS, RULES AND REGULATIONS; REPORTING OF VIOLATIONS

All Invesco Aim Employees are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Employees shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco Aim's Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section IV of this Code under section III.

    B. PERSONAL INVESTING

1. Preclearance of Personal Security Transactions. All Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must pre-clear all personal security transactions involving Covered Securities with the Compliance Department using the automated request system.

Covered Securities include but are not limited to the following. (Please refer to the Definition section of this document below for a complete definition).:

      All  investments  that  can  be  made  by   Invesco  Aim  for its Clients,
      including but not limited to stocks, bonds, municipal bonds, closed-end mutual funds, ETFs, short sales, and any derivatives.

      Although AIM Funds are considered Covered Securities those that are held at Invesco Aim's transfer agent (AIM Fund direct accounts) or in the IVZ 401(k) and Money Purchase plans (excluding the State Street Mutual Fund Window ), do not need to be pre-cleared through the STAR Compliance system because compliance monitoring is done through a separate process for these securities. AIM Funds that are held in external brokerage accounts or in the State Street Mutual Fund Window MUST be pre-cleared through the STAR Compliance System. Please refer to section II.B for guidelines on Invesco Ltd. securities.

 Covered Securities do not include shares of money market funds, government securities, certificates of deposit or shares of open-end mutual funds not advised by Invesco Aim.

      If you are unclear about whether a proposed transaction is a Covered Security, contact the Compliance Department via email at
      CodeofEthics(Northamerica)@invesco.com or by phone the Code of Ethics Hotline at 877-331-2633 prior to executing the transaction.

      ANY APPROVAL GRANTED TO A COVERED PERSON TO EXECUTE A PERSONAL SECURITY TRANSACTION IS VALID FOR THAT BUSINESS DAY ONLY, EXCEPT IF APPROVAL IS REQUESTED AFTER THE CLOSE OF THE TRADING DAY IN WHICH CASE ANY APPROVAL GRANTED IS VALID THROUGH THE NEXT TRADING DAY.

       The automated review system will review personal trade requests from Covered Persons based on the following considerations:



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



        o  BLACK-OUT  PERIOD.   Invesco Aim does not permit Covered Persons
           (other than AIM Funds Independent Trustees without knowledge of investment activity) to trade in a Covered Security if a Client has executed a transaction in the same or affiliated security within the two days before or after or if there is an order currently on the trading desk. For example, if a Client trades on a Monday, Covered Persons may not be cleared to trade until Thursday.

        o INVESTMENT PERSONNEL. Investment Personnel may not buy or sell a Covered Security within the three business days before or after a Client trades in that security.

        o DE MINIMUS EXEMPTIONS. The Compliance Department will apply the following deminimis exceptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person's proposed personal transaction:

               o  Equity de minimis exemptions.

                     o If the Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided the issuer of such security is included in the Russell 1000 Index.

                     o If the Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting client activity on the trading desk that exceeds 500 shares per trading day.

               o Fixed income deminimis exemption. If the Covered Person does not have knowledge of trading activity in a particular fixed income security you may execute up to $100,000 of par value of such security.

    The automated review system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no transactions for the requested security within the last two trading days. For IT and Portfolio Administration personnel, the Compliance Department will also check the trading activity of affiliate personnel that have access to information to verify that there have been no transactions for the requested security within the last two trading days. The Compliance Department will notify the Covered Person of the approval or denial of the proposed personal transaction. The approval of a personal securities transaction is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted, the Covered Person must resubmit the request again the next day for approval.

      Any failure to preclear transactions is a violation of the Code and will be subject to the following potential sanctions:


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


        o A Letter of Education will be provided to any Covered Person whose failure to preclear is considered immaterial or inadvertent.

        o Repeat violations may result in in-person training, probation, withdrawal of personal trading privileges or termination, depending on the nature and severity of the violations.

       2. Prohibition on Short-Term Trading Profits. Covered Persons are prohibited from trading in a Covered Security within 60 days from the date of purchase at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco Aim's choice and a letter of education to the Covered Person will be issued.

      3. Initial Public Offerings. Covered Persons are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by the Compliance Department and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer.

      4. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in their personal accounts if an Invesco Client for whose account they have investment management responsibility has a long position in those Securities.

      5. Restricted List Securities. Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.


      6. Brokerage Accounts. Covered Persons may only maintain brokerage accounts with

           o  discount  broker-dealers  that provide  electronic  feeds  of
              confirms  and  monthly  statements   directly  to  the  Compliance
              Department,

           o   Invesco Aim broker-dealers, or

           o  Full service broker-dealers. Covered  Persons  may own shares of AIM Funds that are held at a non-Invesco Aim broker-dealers only if those broker-dealers provide an electronic feed of all transactions and statements to Invesco Aim's Compliance Department. All Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must arrange for their broker-dealers to forward to the Compliance Department on a timely basis, duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, in an electronic format if they include holdings in AIM Funds and preferably in electronic format for holdings other than AIM Funds.


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


       Please refer Addendum I for a list of broker-dealers that currently provide electronic transaction and statement feeds to Invesco Aim.

       7. Reporting Requirements.

           a. INITIAL HOLDINGS REPORT. Within 10 days of becoming a Covered Person (other than AIM Funds Independent Trustees without knowledge of investment activity), each Covered Person must complete an Initial Holdings Report by inputting into STAR Compliance the following information (the information must be current within 45 days of the date the person becomes a Covered Person).

            o    A list of  each  security  including  the  security  name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership;

            o The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

            o  The date that the report is submitted by the person.

           b. QUARTERLY TRANSACTION REPORTS. All Covered Persons (other than AIM must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect beneficial interest: This includes any Covered Securities held in a 401(k) or other retirement vehicles outside of the Invesco Aim broker-dealer.

               o The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

               o  The nature of the transaction (buy, sell, etc.);

               o  The  price  of  the   Covered   Security   at  which  the
                  transaction was executed;

               o The name of the broker-dealer or bank executing the transaction; and

               o The date that the report is submitted to the Compliance Department.

           ALL COVERED PERSONS (OTHER THAN AIM FUNDS INDEPENDENT TRUSTEES) MUST SUBMIT A QUARTERLY REPORT REGARDLESS OF WHETHER THEY HAVE EXECUTED TRANSACTIONS DURING THE QUARTER OR NOT. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons do not need to include transactions made through an Automatic Investment Plan (systematic transaction - i.e. systematic


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

           purchase,  systematic   exchange,   systematic   redemption)  in  the
           quarterly transaction report.

           Additionally, Covered Persons (other than AIM Funds Independent Trustees) must report the information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicles):

               o  The date the account was established;

               o  The name of the broker-dealer or bank; and

               o The date that the report is submitted to the Compliance Department.

           An Independent Trustee of an AIM Fund must report a transaction in a Covered Security in a quarterly transaction report if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her duties as a trustee of the AIM Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Covered Security was purchased or sold by the AIM Fund or was being considered by the AIM Fund or Invesco Aim for purchase or sale by the AIM Fund or another Client.

           The Compliance Department may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

           c. ANNUAL HOLDINGS REPORTS. All Covered Persons (other than AIM Funds Independent Trustees) must report annually the following information, which must be current within 45 days of the date the report is submitted to the Compliance Department:

            o The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;

            o The name of the broker-dealer or bank with or through which the transaction was effected; and

            o The date that the report is submitted by the Covered Person to the Compliance Department.

           d. MANAGED ACCOUNTS. Covered Persons must make an annual report with respect to transactions held in an account over which the Covered Person has granted exclusive discretion to an external money manager (professionally managed accounts). Covered Persons must receive approval from the Compliance Department to establish and maintain such an account. Covered Persons are not required to pre-


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

           clear transactions or submit quarterly reports for such managed accounts; however, Covered Persons with these types of accounts must provide an annual certification that they do not currently and have not in the past exercised direct or indirect Control over the managed accounts.

           e. ANNUAL CERTIFICATION. All Covered Persons (other than AIM Funds Independent Trustees) must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The AIM Funds Trustees, including the Independent Trustees, will review and approve the Code annually.

       8. Private Securities Transactions. Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not engage in a Private Securities Transaction without first giving the Compliance Department a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from the Compliance Department. Investment Personnel who have been authorized to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to the Compliance Department and the Chief Investment Officer of Invesco Aim when they are involved in a Client's subsequent consideration of an investment in the same issuer. The Client's decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

       9. Limited Investment Opportunities (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a Limited Investment Opportunities without first giving the Compliance Department a detailed written notification describing the transaction and obtaining prior written permission from the Compliance Department.

        10. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised by Invesco Aim and are subject to various limitations on the number of transactions as indicated in the respective prospectus.

    C. INVESCO LTD. SECURITIES

      1. No Employee may effect short sales of Invesco Ltd. securities.

      2. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to "black-out" periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received. Non-company issued IVZ Ltd. securities held in outside brokerage accounts are subject to the pre-clearance requirements outlined in section II.A.

      3. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the


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      reporting requirements specified in Section II.A7 of this Code.


    D.  LIMITATIONS ON OTHER PERSONAL ACTIVITIES

      1. Board of Directorships. Investment Personnel will not serve on the boards of directors of either a publicly traded company or any other entity without prior written permission from Invesco Aim's Compliance Department. If the directorship is authorized, the individual will be isolated from others making investment decisions concerning the particular company or entity as appropriate.

      2. Gift Policy. Employees may not give or accept gifts or invitations of entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. Under no circumstances may any employee give or accept cash or any possible cash equivalent from a broker or vendor.

         O INVITATIONS. Employees must report all entertainment with the Compliance Department on a monthly basis. The requirement to report monthly entertainment includes dinners or any other event with the broker or vendor in attendance.

            Examples of invitations that may be excessive in value include Super Bowl tickets, tickets to All-Star games, hunting trips, or ski trips. An occasional ticket to a sporting event, golf outing or concert when accompanied by the broker or vendor may not be excessive. In all cases, entertainment must be reported to the Compliance Department.

            Additionally, Employees may not reimburse brokers or vendors for the cost of tickets that would be considered excessive or for travel related expenses without approval of the Compliance Department.

         o All gifts given or received must be reported to the Compliance Department on a monthly basis. Invesco Aim Employees are prohibited from accepting or giving the following:

            *  single gifts valued in excess of $100; in any calendar year; or

            * gifts from one person or firm valued in excess of $100 during a calendar year period.

III.REPORTING OF POTENTIAL COMPLIANCE ISSUES

  Invesco Aim has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An employee should first discuss a compliance issue with their supervisor, department head or with anyone in the Legal and Compliance Department. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.


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


In the event that an employee does not feel comfortable discussing compliance issues through normal channels, Invesco Aim has hired an Ombudsman to serve as a resource to Employees. Employees may convey concerns about business matters they believe implicate matters of ethics or questionable practices to the Ombudsman at 1-888-388-2095. Employees are encouraged to report these questionable practices so that Invesco Aim, the Ombudsman or the Compliance Department has an opportunity to address and resolve these issues before they become a more significant regulatory issue.

Invesco Ltd. and the AIM Funds Boards of Trustees have set up a 1-800 number for employees to raise any concerns on an anonymous basis. This 1-800 number, 1-866-297-3627, appears on Invesco Aim's website. An outside vendor transcribes the calls received on the 1-800 number and forwards the transcripts to the chairman of the Audit Committee of the AIM Funds Boards of Trustees, Invesco Aim's General Counsel, the Director of Invesco Aim's Fund Administration Group, and to Invesco Ltd.

IV. ADMINISTRATION OF THE CODE OF ETHICS

Invesco Aim will use reasonable due diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco Aim will furnish to the Boards of Trustees of the AIM Funds, or such committee as it may designate, a written report that:

     o describes significant issues arising under the Code since the last report to the Boards of Trustees, including information about material violations of the Code and sanctions imposed in response to material violations; and

     o certifies that the AIM Funds have adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

V. SANCTIONS

Upon discovering a material violation of the Code, the Compliance Department will notify Invesco Aim's Chief Compliance Officer (CCO). The CCO will notify the Internal Compliance Controls Committee of any material violations at the next regularly scheduled meeting.

The Compliance Department will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

 Invesco Aim may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits, a letter of censure or suspension, or termination of employment.

VI.  EXCEPTIONS TO THE CODE

 Invesco Aim's Chief Compliance Officer (or designee), together with either one of Invesco Aim's General Counsel, Chief Investment Officer, Chief Executive Officer or Chairman, may grant an exception to any provision in this Code and


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will report all such exceptions at the next Internal Controls Committee meeting.

VII. DEFINITIONS

     o   Invesco Aim Broker-dealer: Invesco Aim Distributors, Inc.

     o AIM Funds: Generally includes all funds advised or sub-advised by Invesco AIM Advisors, Inc.

     o  Automatic Investment  Plan: A program in which regular purchases or
        sales  are  made  automatically   in  or  from  investment  accounts  in
        accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

     o Beneficial Ownership: As defined by Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the '34 Act"). To have a beneficial interest, Covered Persons must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

     o Client: Any account for which Invesco Aim is either the adviser or sub-adviser.

     o Control: As defined same meaning as under Section 2(a)(9) of the Investment Company Act, as amended (the "Investment Company Act").

     o  Covered Person:  Any  full  or part time Employee of Invesco Aim or the AIM Funds; any full or part time Employee of any Invesco Aim affiliates that, in connection with his or her duties, obtains or has access to any information concerning recommendations being made by any Invesco Aim entity to any of its Clients ("access persons"); and any interested trustee or director of the AIM Funds.

     o Covered Security : As defined in Section 2 (a)(36) of the Investment Company Act and includes any AIM Fund or other Client that is advised or sub-advised by Invesco Aim. An exchange traded funds (ETF) is considered a Covered Security.

        A Covered Security does not include the following:

         o Direct obligations of the Government of the United States or its agencies;

         o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

         o  Any open-end mutual fund not advised or sub-advised by  Invesco Aim.


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


     o  Employee: Any full or part time employee of  Invesco Aim or the AIM
        Funds,  including  any  consultant  or  contractor  who   Invesco  Aim's
        Compliance Department determines to have access to information regarding Invesco Aim's trading activity;

          o Investment Personnel: Any employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client; and

          o IT Personnel: Any employee that is designated to work in the Information Technology Department; and

          o Fund Account Personnel: Any employee that is designated to work in either of the Fund Administration or Portfolio Administration Groups.

    o Full Service Brokerage Firm: A brokerage firm that provides a large variety of services to its clients, including research and advice, retirement planning, tax tips, and much more. It typically does not include discount on-line brokerage firms with limited services.

     o Independent Trustee : A trustee of a fund who is not an "interested person" of the fund within the meaning of Section 2(a)(19) of the Investment Company Act;

     o Initial Public Offering: An offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act for 1934.

     o  Private Securities Transaction: Any securities transaction  outside the regular course, or scope, of an associated person's employment with a member, including, though not limited to, new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of FINRA's NASD Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.


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